(logo) Crowe

Crowe LLP

Independent member Crowe Global

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Colony Capital AMC OPCO, LLC

Los Angeles, California

We have examined management's assertion, included in the accompanying Certification Regarding Compliance with Applicable Servicing Criteria that Colony Capital AMC OPCO, LLC (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB, as of December 31, 2019 and for the period January 1, 2019 to December 31, 2019 (the "Reporting Period") for the commercial mortgage-backed security transactions or commercial mortgage loans included in a commercial mortgage-backed security or other securitization transaction, for which the Company is named as a special servicer and is required to comply with Regulation AB (the “Platform”) except for servicing criteria 1122(d)(1)(iii), 1122(d)(1)(v), 1122(d)(2)(ii), 1122(d)(3)(ii-iv), 1122(d)(4)(ii), 1122(d)(4)(v), and 1122(d)(4)(ix-xv), for which the Company has determined are not applicable to the activities performed with respect to the Platform. Exhibit C to management’s Certification Regarding Compliance with Applicable Servicing Criteria identifies the individual transactions defined by management as constituting the Platform. Management is responsible for the Company's compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those servicing activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by the report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the applicable servicing criteria.

Our examination disclosed material noncompliance with the following servicing criteria applicable to the Company for the Reporting Period:

1122(d)(2)(vii) – Certain monthly custodial account reconciliations were found to not have evidence of review and approval by someone other than the person who prepared the reconciliations.

In our opinion, except for the material noncompliance described above, the Company complied with the aforementioned applicable servicing criteria as of December 31, 2019 and for the period January 1, 2019 to December 31, 2019 for the Platform is fairly stated, in all material respects.

/s/ Crowe LLP

Crowe LLP

Los Angeles, California

April 30, 2020